Exhibit 10.6

Date:        September 7, 2021

To:        Richard A. Meier

Subject: Equity Acceleration

We are pleased to share with you that the Board of Directors of Intersect ENT, Inc. (the “Company”) have granted you certain equity acceleration benefits, as described below. This letter will serve as an amendment to certain vesting acceleration provisions included in your performance-based vesting equity award, as described below.

Equity Acceleration: You have been granted a performance-based vesting stock unit award granted on November 26, 2019 that vests based on achievement of average share price targets (the “CFO PSU”). The Company’s Board of Directors have amended the CFO PSU to provide that such award will be fully vested immediately prior to and contingent upon the merger transaction described in the Agreement and Plan of Merger dated August 6, 2021, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and the Company (the “Merger”).

Except as noted above, this letter does not amend or modify the terms of the CFO PSU, nor does it amend or modify the Company’s rights or obligations under the CFO PSU. Rather, this letter supplements the CFO PSU by establishing that the CFO PSU will accelerate in the event of the Merger. This letter is part of CFO PSU and should be kept with it for your recordkeeping.

Sincerely,

/s/ Patrick Broderick
Patrick Broderick
EVP, General Counsel & Corporate Secretary
Intersect ENT, Inc.